Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                                               4/28/08
bfinneran@statebankofli.com                                                         (516) 465-2251

State Bancorp, Inc. Reports 72% Increase
in First Quarter Earnings

Jericho, N.Y., April 28, 2008 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported earnings for the three months ended March 31, 2008 of $3.0 million versus $1.7 million a year ago, representing an increase of 71.8%. Diluted earnings per common share of $0.21 were recorded in the first quarter of 2008 versus $0.13 in the comparable 2007 period. The growth in net income was due to an increase in net interest income attributable to an improved net interest margin, an increase in non-interest income and a reduction in operating expenses.

Performance Highlights

•	Increased Loans and Leases: Average loans and leases outstanding increased by 6% to $1.1 billion versus $995.0 million the first quarter of 2007;

•	Improved Net Interest Margin: Net interest margin increased to 4.00% in the first quarter of 2008 from 3.68% in the first quarter of 2007 and from 3.87% in the fourth quarter of 2007;

•
Improved Operating Efficiency:  Total operating expenses for the first quarter of 2008 were $11.1 million, a reduction of 5.8% from the $11.8 million reported in the first quarter of 2007. The reduction in operating expenses coupled with an increase in net revenue in the first quarter of 2008 resulted in an improvement in the Company’s operating efficiency ratio to 64.4% versus 73.0% in the comparable 2007 period;

•
Increased Loan and Lease Loss Provision: Provision for loan and lease losses increased by $44 thousand in the first quarter of 2008 versus the first quarter of 2007 and by $8 thousand versus the fourth quarter of 2007;

•
Core Deposit Composition: Average core deposits totaled $870 million or 64% of total deposits in the first quarter of 2008 versus $940 million or 61% of total deposits in the first quarter of 2007, and $973 million or 69% of total deposits in the fourth quarter of 2007. Average demand deposits were $317 million in the first quarter of 2008 versus $315 million in the first quarter of 2007 and $324 million in the fourth quarter of  2007;

•
Asset Quality: Non-accrual loans and leases totaled $12 million or 1.1% of loans and leases outstanding at March 31, 2008 versus $9 million or 0.9% of loans and leases outstanding at March 31, 2007 and $6 million or 0.6% of loans and leases outstanding at December 31, 2007. There were net loan and lease recoveries recorded in the first quarter of 2008 versus net charge-offs of $1.9 million in the first quarter of 2007 and net charge-offs of $1.6 million in the fourth quarter of 2007;

•	Capital Strength: The Company’s Tier I leverage capital ratio increased to 7.41% at March 31, 2008 versus 6.32% at March 31, 2007;

•	Performance Ratios: Returns on average assets and stockholders’ equity were 0.72% and 10.45% in the first quarter of 2008 and 0.41% and 6.66% in the comparable 2007 period, respectively.

As previously disclosed in the Company’s Form 8-K filing with the Securities and Exchange Commission on April 10, 2008, an agreement has been signed with Main Street Bank of Kingwood, Texas for the sale of substantially all of the assets of the Bank’s leasing subsidiary, Studebaker-Worthington Leasing Corp (“SWLC”). The sale is scheduled to close in the second quarter of 2008, and will allow the Bank to redeploy the capital resources formerly committed to the leasing operation towards the Bank’s core business competencies resulting in annual cost savings to the Bank of approximately $3.0 million in cash operating expenses.

Commenting on the first quarter 2008 results, President and CEO, Thomas M. O’Brien stated, “The significant improvement in our first quarter financial performance is attributable to the continual unfolding of a series of important strategic initiatives we began in 2007. As we have strengthened our ability to grow the Bank, we have also concentrated on improving our overall operating efficiencies. Although there is still more to do on both fronts, I am pleased that our many initiatives have begun to yield tangible and meaningful results, including an improvement in our first quarter 2008 operating efficiency ratio to 64% from 73% a year ago. Our signed agreement to sell the majority of the assets held by our nationwide small ticket leasing subsidiary, will further enhance both our profitability and our efficiency.

We continue to experience a positive growth trend in our commercial loan portfolio. In February 2008, we officially opened our Corporate Banking office in Manhattan and have been very pleased with the warm reception our seasoned commercial bankers have received in attracting new business clients throughout that market area.

As we continue to successfully expand our middle market and commercial real estate lending business, we also continue to focus on our funding costs. Rather than sacrificing profitability by deploying high rates to raise deposits in a highly competitive environment, we have chosen to use more attractively priced borrowings to fund some of our loan volume. While our overall deposit portfolio has decreased, primarily due to our strategic decision to allow high cost time deposits to run off at maturity, we continue to maintain a healthy ratio of 64% in core deposits. Our cost of funds management is partially responsible for the improvement in our net interest margin, which increased to 4.00% this quarter compared to 3.68% the same quarter of last year.

The weakness in the local and national economy continues to exert pressures on credit quality. Against that backdrop, we remain vigilant in our underwriting standards and proactive in our management of the portfolio by identifying and quickly addressing risks. We now expect that this weakness will continue for the next several quarters. Consequently, I anticipate loan loss provisioning will remain at these somewhat elevated levels into 2009. The process of financial deleveraging will require time to work its way through the economy and likely will continue to create credit market volatility.

The previously disclosed purported shareholder derivative lawsuit continues to result in additional legal expenses being incurred. The Company continues to work toward resolving this matter in a timely and cost effective manner. Legal expenses of $1.1 million in the first quarter further masked the improvement in our efficiency ratio. This suit continues to represent an unfair financial burden on our shareholders.

I believe we have accomplished many of the restructuring and organizational improvements we set out to achieve in recent quarters and now we are beginning to reap the benefits of our actions. Our highly experienced and dedicated staff, coupled with our sound infrastructure and growth initiatives, will allow us to continue on our strategic path to improved profitability and enhanced shareholder value.”

Earnings Summary for the Quarter Ended March 31, 2008
Net income totaled $3.0 million during the first quarter of 2008 versus $1.7 million in the comparable 2007 period, representing an increase of 71.8%. Net interest income increased by $972 thousand or 6.7% to $15.6 million in the first quarter of 2008 versus 2007 primarily resulting from an 80 basis point decrease in the Company’s average cost of funds. Average total interest-bearing deposits decreased by $202 million or 16% during the first quarter of 2008 with the average cost declining to 3.03% in 2008 versus 4.05% in 2007. The reduction in deposits is primarily due to the Company’s strategic decision to profitably price its savings portfolio rates and to permit the runoff of higher cost maturing retail certificates of deposits. These cost management actions resulted in a $71 million or 11% decrease in average savings deposits, and a $130 million or 21% reduction in promotional high rate time deposits in the first quarter of 2008 versus the comparable 2007 period. The average cost of time deposits declined to 4.12% in the first quarter of 2008 versus 5.03% in the first quarter of 2007. The Company primarily utilized more favorably priced other temporary borrowings and stockholders’ equity of $151 million and $9 million, respectively, to offset the reduction in average total deposits. Other temporary borrowings consisted primarily of Federal Home Loan Bank overnight and short-term advances which are fully secured by marketable collateral. The average cost of other temporary borrowings was 3.27% in the 2008 first quarter compared with 5.91% for the 2007 first quarter.

The Company’s net interest margin increased to 4.00% in the first quarter of 2008 from 3.68% a year ago. This increase resulted from an 80 basis point decrease in the Company’s cost of funds and a favorable redeployment of assets from securities into higher-yielding loans. The reduction in the 2008 cost of funds was offset by a 48 basis point decrease in the Company’s earning asset yield to a weighted average rate of 6.49% in the first quarter of 2008. The lower asset yield resulted principally from a 98 basis point reduction in the yield on loans and leases offset in part by a 22 basis point increase in the yield on the securities portfolio. The average balance of the securities portfolio decreased by $114 million or 22% in the first quarter of 2008 compared with the first quarter of 2007 principally due to an anticipated runoff in Government agency securities. The average balance of loans and leases outstanding increased by $63 million or 6% in the first quarter of 2008 to $1.1 billion, due to  growth of $36 million and $27 million in the commercial real estate and the commercial and industrial loan portfolios, respectively.

The provision for loan and lease losses increased by $44 thousand to $1.6 million in the first quarter of 2008 versus the comparable 2007 quarter. The increase in the provision is due to growth in loans and leases outstanding at March 31, 2008 compared to March 31, 2007 coupled with the increase in non-accrual loans as previously noted, offset by a small net recovery recorded in the first quarter of 2008 versus net charge-offs of $1.9 million recorded in the first quarter of 2007.

Total non-interest income increased by $163 thousand or 12.0% in the first quarter of 2008 compared to the 2007 period largely due to an increase in other operating income, most significantly sweep account fees.

First quarter 2008 total operating expenses decreased by $685 thousand or 5.8% to $11.1 million compared to the first quarter of 2007. The primary reasons for this decrease were reductions in salaries and other employee benefits of $1.5 million and marketing and advertising expenses of $181 thousand, offset by an increase in legal expenses of $1.1 million. Salaries and other employee benefits decreased by 20.5%, primarily the result of the reduction in full-time equivalent headcount of approximately 10%, excluding the impact of the pending sale of the Studebaker-Worthington leasing subsidiary. The reductions were realized in several categories including salaries, incentive and equity-based compensation costs, employee benefits and payroll taxes. The reduction in incentive and equity-based compensation expense is primarily due to the reversal in the first quarter of 2008 of a prior year incentive over-accrual and a change in the accrual methodology for calculating the 2008 incentive. Marketing and advertising expenses decreased by 40.3%, primarily due to reductions in print, broadcast and other media advertising. The $1.1 million increase in legal expenses is due to outside counsel fees incurred in the first quarter of 2008 related to a purported shareholder derivative lawsuit brought against certain directors and current and former executive officers of the Company. As previously reported in a Form 8-K filing with the SEC on July 24, 2007, the Company is a nominal defendant in this action. Occupancy expenses increased by 4.6% in the first quarter of 2008 due to higher rent, building depreciation and maintenance costs.  The remaining operating expenses decreased $117 thousand or 4.9%.

Income tax expense increased by $522 thousand in the first quarter of 2008 versus the comparable period a year ago. The Company’s effective tax rate was 30.7% in the first quarter of 2008 and 31.7% in 2007.

Asset Quality
Non-accrual loans and leases totaled $12 million or 1.1% of loans and leases outstanding at March 31, 2008, versus $9 million or 0.9% of loans and leases outstanding at March 31, 2007 and $6 million or 0.6% of loans and leases outstanding at December 31, 2007.  The increase in non-accrual loans and leases at March 31, 2008, and the decline in the reserve coverage ratio at March 31, 2008 from March 31, 2007 and December 31, 2007, primarily resulted from the addition of two commercial loan relationships totaling $6.5 million to non-accrual status during the first quarter of 2008. Both of these relationships had previously been on the Bank’s internal watch list.  The Company held no other real estate owned (“OREO”) at March 31, 2008, March 31, 2007, and December 31, 2007.

As of March 31, 2008, the Company’s allowance for loan and lease losses amounted to $16 million or 1.53% of period-end loans and leases outstanding. The allowance as a percentage of loans and leases outstanding was 1.62% at March 31, 2007 and 1.41% at December 31, 2007. The decrease in the allowance as a percentage of the total loan and lease portfolio at March 31, 2008 compared to March 31, 2007 is principally due to charge-offs of previously classified loans in the past twelve months. The increase in the allowance as a percentage of the total loan and lease portfolio at March 31, 2008 compared to December 31, 2007 is due to the impact of the provision for loan and lease losses coupled with net loan and lease recoveries recorded in the first quarter of 2008. The allowance as a percentage of non-accrual loans and leases amounted to 137% at March 31, 2008 versus 179% at March 31, 2007 and 254% at December 31, 2007.

The Company recorded net loan and lease recoveries in the first quarter of 2008 versus net charge-offs of $1.9 million and $1.6 million in the first quarter and the fourth quarter of 2007, respectively. As a percentage of average total loans and leases outstanding, these net amounts represented (0.04)% for the first quarter of 2008, and 0.79% and 0.61% for the first and fourth quarters of 2007, respectively. Net charge-offs for the first and fourth quarters of 2007 include write-downs of classified watch list loans that were non-performing. Based upon historical trends, inherent risk in the loan portfolio, and the downward pressures the local economy is currently experiencing, the Company expects to record loan and lease charge-offs in future periods, which management believes have been adequately reserved for in the allowance for loan and lease losses reported at March 31, 2008.

Capital
Total stockholders’ equity was $116 million at March 31, 2008 compared to $106 million at March 31, 2007. The increase is due to net income, shareholder dividend reinvestment, equity-based compensation awards to officers, and a change in other comprehensive income, less dividends declared. The Company currently has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During 2008, the weighted average rate on the Company’s trust preferred securities was 6.88% versus 8.51% a year ago. The Company also has $10 million of 8.25% subordinated notes outstanding which qualify as Tier II capital.

The Company’s capital ratios exceeded all regulatory requirements at March 31, 2008. The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 7.89%, 10.72% and 11.97%, respectively, at March 31, 2008. Each of these ratios is in excess of the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company declared a $0.15 per share cash dividend on its common stock on January 29, 2008. The cash dividend was paid on March 17, 2008 to stockholders of record on February 22, 2008.

The Company did not repurchase any of its common stock in 2008. Under the Board of Directors’ existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island, the largest independent commercial bank headquartered on Long Island.  In addition to its seventeen branches located in the counties of Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2008 and 2007 (unaudited)

	Three Months
	2008	2007
INTEREST INCOME:
Interest and fees on loans and leases	$19,244,920	$20,341,656
Federal funds sold and securities
purchased under agreements to resell	822,033	1,260,641
Securities held to maturity:
Taxable	-	69,927
Securities available for sale:
Taxable	4,927,583	5,847,937
Tax-exempt	79,698	132,175
Dividends	29,750	29,750
Dividends on Federal Home Loan Bank
and other restricted stock	186,499	26,612
Total interest income	25,290,483	27,708,698

INTEREST EXPENSE:
Deposits	7,784,708	12,326,783
Temporary borrowings	1,353,420	106,491
Subordinated notes	231,185	231,185
Junior subordinated debentures	360,337	454,991
Total interest expense	9,729,650	13,119,450

Net interest income	15,560,833	14,589,248
Provision for loan and lease losses	1,618,000	1,574,000
Net interest income after provision
for loan and lease losses	13,942,833	13,015,248

NON-INTEREST INCOME:
Service charges on deposit accounts	602,437	590,321
Net security gains (losses)	8,609	(19,401)
Income from bank owned life insurance	287,611	278,136
Other operating income	620,455	507,428
Total non-interest income	1,519,112	1,356,484
Income before operating expenses	15,461,945	14,371,732

OPERATING EXPENSES:
Salaries and other employee benefits	5,969,379	7,506,139
Occupancy	1,377,679	1,317,492
Equipment	322,723	313,078
Legal	1,236,029	147,430
Marketing and advertising	267,981	448,751
Credit and collection	172,915	211,380
Audit and assessment	267,998	291,387
Other operating expenses	1,514,756	1,579,141
Total operating expenses	11,129,460	11,814,798

INCOME BEFORE INCOME TAXES	4,332,485	2,556,934
PROVISION FOR INCOME TAXES	1,332,110	810,234

NET INCOME	$3,000,375	$1,746,700

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2008 and 2007 (unaudited)

	2008	2007
ASSETS:
Cash and due from banks	$49,282,481	$33,011,669
Securities held to maturity (estimated fair value -
$2,428,180 in 2007)	-	2,425,917
Securities available for sale - at estimated fair value	443,469,640	523,742,967
Total securities	443,469,640	526,168,884
Federal Home Loan Bank and other restricted stock	9,493,643	3,328,343
Loans and leases (net of allowance for loan and lease losses
of $16,423,326 in 2008 and $16,038,244 in 2007)	1,055,634,757	973,751,073
Bank premises and equipment - net	6,162,402	5,765,506
Bank owned life insurance	29,294,231	28,169,153
Net deferred income taxes	15,756,294	35,959,541
Receivable - current income taxes	14,740,290	-
Other assets	15,064,715	22,008,323
TOTAL ASSETS	$1,638,898,453	$1,628,162,492

LIABILITIES:
Deposits:
Demand	$309,631,938	$312,254,206
Savings	516,351,064	561,555,179
Time	448,573,772	545,289,102
Total deposits	1,274,556,774	1,419,098,487
Federal funds purchased	8,000,000	3,200,000
Other temporary borrowings	171,025,088	36,049,770
Subordinated notes	10,000,000	10,000,000
Junior subordinated debentures	20,620,000	20,620,000
Accrued legal expenses	395,695	913,216
Payable - securities purchases	24,780,471	-
Overnight sweep accounts payable, net	1,007,400	7,786,330
Other accrued expenses and liabilities	12,802,573	24,496,896
Total Liabilities	1,523,188,001	1,522,164,699

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, authorized
250,000 shares; 0 shares issued	-	-
Common stock, $5.00 par value, authorized
20,000,000 shares; issued 15,240,296 shares in 2008
and 14,656,787 shares in 2007; outstanding 14,252,644
shares in 2008 and 13,669,135 shares in 2007	76,201,480	73,283,935
Surplus	86,912,337	84,363,740
Retained deficit	(31,274,973)	(32,462,080)
Treasury stock (987,652 shares in 2008 and 2007)	(16,646,426)	(16,646,426)
Accumulated other comprehensive income (loss)
(net of taxes of $341,061 in 2008 and ($1,412,714) in 2007)	518,034	(2,541,376)
Total Stockholders' Equity	115,710,452	105,997,793
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,638,898,453	$1,628,162,492

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three Months Ended March 31, 2008 and 2007 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months
	2008		2007
SELECTED AVERAGE BALANCES (1):
Total assets	$1,681,488		$1,733,147
Loans and leases - net of unearned income	$1,057,999		$994,709
Investment securities	$407,834		$521,502
Deposits	$1,349,849		$1,549,957
Stockholders' equity	$115,526		$106,358

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.72%		0.41%
Return on average stockholders' equity	10.45%		6.66%
Net interest margin	4.00%		3.68%
Operating efficiency ratio	64.40%		72.95%

CAPITAL RATIOS:
Tier I leverage ratio	7.41%		6.32%
Tier I risk-based capital ratio	10.06%		9.42%
Total risk-based capital ratio	12.13%		11.54%

ASSET QUALITY SUMMARY:
Non-accrual loans and leases	$12,013		$8,965
Other real estate owned	-		-
Total non-performing assets	$12,013		$8,965
Non-accrual loans and leases/total loans
and leases	1.12%		0.91%
Allowance for loan and lease losses/non-
accrual loans and leases	137%		179%
Allowance for loan and lease losses/total
loans and leases	1.53%		1.62%
Net (recoveries) charge-offs	$(100)		$1,948
Net (recoveries) charge-offs (annualized)/average
loans and leases	(0.04	) %	0.79%

COMMON SHARE DATA:
Average common shares outstanding (2)	13,978,310		13,548,051
Period-end common shares outstanding	14,252,644		13,699,135
Basic earnings per common share	$0.21		$0.13
Diluted earnings per common share	$0.21		$0.13
Book value per share	$8.12		$7.75
Cash dividends per share	$0.15		$0.15

(1) Weighted daily average balance for period noted.
(2) Amount used for earnings per common share computation.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended March 31, 2008 and 2007 (unaudited)
(dollars in thousands)

	2008			2007
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$407,834	$5,048	4.98%	$521,502	$6,118	4.76%
Federal Home Loan Bank and other restricted stock	8,876	186	8.43	1,974	26	5.34
Federal funds sold	-	-	-	24,737	317	5.20
Securities purchased under agreements to
resell	92,769	822	3.56	72,200	944	5.30
Interest-bearing deposits	2,983	25	3.37	1,431	17	4.82
Loans and leases (3)	1,057,999	19,272	7.33	994,709	20,372	8.31
Total interest-earning assets	1,570,461	$25,353	6.49%	1,616,553	$27,794	6.97%
Non-interest-earning assets	111,027			116,594
Total Assets	$1,681,488			$1,733,147

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$553,100	$2,862	2.08%	$624,521	$4,753	3.09%
Time deposits	480,204	4,923	4.12	610,454	7,574	5.03
Total savings and time deposits	1,033,304	7,785	3.03	1,234,975	12,327	4.05
Federal funds purchased	8,646	75	3.49	1,378	19	5.59
Other temporary borrowings	157,304	1,278	3.27	5,966	87	5.91
Subordinated notes	10,000	231	9.29	10,000	231	9.37
Junior subordinated debentures	20,620	360	7.02	20,620	455	8.95
Total interest-bearing liabilities	1,229,874	9,729	3.18	1,272,939	13,119	4.18
Demand deposits	316,544			314,982
Other liabilities	19,544			38,868
Total Liabilities	1,565,962			1,626,789
Stockholders' Equity	115,526			106,358
Total Liabilities and Stockholders' Equity	$1,681,488			$1,733,147
Net interest income/margin		15,624	4.00%		14,675	3.68%
Less tax-equivalent basis adjustment		(63)			(86)
Net interest income		$15,561			$14,589

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $36 and $56 in 2008 and 2007, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $27 and $30 in 2008 and 2007, respectively.